CERTIFICATE OF TRUST
OF
FORUM FUNDS III

This Certificate of Trust is being duly executed and filed on beha1f of the statutory trust formed hereby by the undersigned, the sole trustee of the Trust, to form a statutory trust pursuant to the Delaware Statutory Trust Act (12 Del. C, §3801 et seq.).

The undersigned hereby certifies as follows:

ARTICLE I

The name of the statutory trust formed hereby (the "Trust") is: Forum Funds III.

ARTICLE II

The Trust is, or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

ARTICLE III

The address of the registered office of the Trust in the State of Delaware is;

c/o The Corporation Trust Company
Corporation Trust Center. 1209 Orange Street
Wilmington, New Castle County, Delaware 19801.

ARTICLE IV

The address of the registered agent for service of process of the Trust in the State of Delaware is:

c/o The Corporation Trust Company
Corporation Trust Center, 1209 Orange Street
Wilmington, New Castle County, Delaware 19801.

The name of the registered agent at such address is: The Corporation Trust Company.

ARTICLE V

The Trust Instrument relating to the Trust provides for the issuance of one or more series of shares of beneficial interest in the Trust which series are divisible into any number of classes representing interests in the assets belonging to that series. Separate and distinct records shall be maintained by the Trust for each series and the assets associated solely with any such series shall be held and accounted for separately (directly or indirectly, including through a nominee or otherwise) from the assets of the Trust generally or of any other series. As provided in the Trust

Instrument, (i) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series or class shall be enforceable against the assets of such series or class only, and not against the assets of the Trust generally or assets belonging to any other series or class and (ii) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally shall be allocated and charged by the trustees of the Trust between or among any one or more series or classes in such manner as the trustees deem fair and equitable.

ARTICLE VI

This Certificate of Trust shall become effective upon filing with the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Trust as of the 20th day of August 2013.

FORUM FUNDS III

/s/ Stacey E. Hong
Name: Stacey E. Hong
Title: Trustee